UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) December 10, 2004

Safeguard Scientifics, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania

(State or Other Jurisdiction of Incorporation)

1-5620	23-1609753

(Commission File Number)	(IRS Employer Identification No.)

800 The Safeguard Building 435 Devon Park Drive Wayne, PA	19087

(Address of Principal Executive Offices)	(Zip Code)

610-293-0600

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing
SIGNATURES

ITEM 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On December 10, 2004, Safeguard Scientifics, Inc. (the “Registrant”) notified the New York Stock Exchange (the “NYSE”) that the Registrant had become aware that Jack L. Messman, a current director, does not qualify as an independent director as defined in Section 303.A.02(b)(iii) of the NYSE Listed Company Manual. While conducting a corporate governance compliance review to confirm the independence of the Registrant’s directors in light of the NYSE’s amended independence bright-line standard that addresses a director’s relationship with the Registrant’s auditor, the Registrant became aware that Mr. Messman’s brother is a partner in the Houston, Texas office of KPMG, LLP. KPMG, LLP is the Registrant’s independent audit firm, and, under applicable rules, its independence is not affected by this relationship.

Section 303A.04 of the NYSE Listed Company Manual requires that all members of the Corporate Governance Committee must be independent. Due to his lack of independence, Mr. Messman immediately resigned as Chair and a member of the Corporate Governance Committee in order for the Corporate Governance Committee to be in compliance with the NYSE’s independence rules concerning this committee. The Board of Directors has appointed Andrew E. Lietz to serve as Chair of the Corporate Governance Committee and has appointed Julie A. Dobson as an additional member of that committee. The Board of Directors and Registrant believe that both of these individuals meet the independence requirements of Section 303.A.02(b)(iii) of the NYSE Listed Company Manual.

The Registrant’s nine member Board now includes three non-independent directors—Anthony L. Craig, Robert E. Keith, Jr. and Jack L Messman. The Registrant remains in compliance with Section 303A.01 of the NYSE Listed Company Manual which requires that a majority of the Registrant’s Board consist of independent directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Safeguard Scientifics, Inc.
Dated: December 10, 2004	By:	STEVEN J. FEDER
Steven J. Feder
Senior Vice President and General Counsel